Exhibit 99.1

Albany International Reports Fourth-Quarter Financial Results

Fourth-Quarter Highlights

–

Net income per share was $0.44, compared to $0.38 in the fourth quarter of 2004. Expenses associated with the residual effects of previous programs for consolidating manufacturing operations reduced fourth-quarter 2005 net income by $0.05 per share.  Restructuring charges reduced fourth-quarter 2004 net income by $0.20 per share.

–	The effective tax rate for the fourth quarter was 20.5 percent in 2005 and a negative 38.4 percent in 2004.

–

Fourth-quarter 2005 earnings were reduced by increased material costs due principally to higher petroleum prices (approximately $0.11 per share), lower prices for paper machine clothing (PMC) in certain European markets (approximately $0.09 per share), and the above- mentioned expenses associated with the residual effects of previous programs for consolidating manufacturing operations (approximately $0.05 per share).

–	Net income per share for the full year was $2.25, compared to $0.32 in 2004. Restructuring charges reduced net income per share by $1.16 in 2004.

–	The effective tax rate for the full year was 29.2 percent in 2005 and 19.9 percent in 2004.

–

Net cash provided by operating activities was $25.9 million for the quarter and $122.4 million for the full year.  As a result of the cash generation, the Company’s balance sheet continued to strengthen.

–	Two growth initiatives were announced: the investment of $150 million over four years in PMC and a $15 million acquisition in aerospace composites.

–	The Company announced that the Board of Directors had increased the Company’s authorization to purchase shares of Class A Common Stock from approximately 1.0 million to 3.5 million shares.

          ALBANY, N.Y., Jan. 26 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported fourth-quarter net income per share of $0.44, compared to $0.38 in the fourth quarter of 2004.   Expenses associated with the residual effects of previous programs for consolidating manufacturing operations reduced fourth-quarter 2005 net income by $0.05 per share. Restructuring charges reduced fourth-quarter 2004 net income by $0.20 per share.

          Fourth-quarter net sales increased $9.5 million, or 4.0 percent, compared to the fourth quarter of 2004.  Excluding the effect of changes in currency translation rates, net sales increased 6.7 percent.  Following is a table of net sales by segment and the effect of changes in currency translation rates:

	Net sales as reported Three months ended December 31,		(Decrease) in fourth- quarter 2005 net sales due to changes in currency translation rates	Percent Change

(in thousands)	2005	2004		As Reported	Excluding Currency Rate Effect

Paper Machine Clothing (formerly Engineered Fabrics)	$185,876	$178,404	$(4,041)	4.2%	6.5%
Applied Technologies	29,253	26,837	(531)	9.0%	11.0%
Albany Door Systems	32,781	33,198	(1,985)	(1.3)%	4.7%
Total	$247,910	$238,439	$(6,557)	4.0%	6.7%

          Gross profit was 37.5 percent of net sales in the fourth quarter of 2005, compared to 39.8 percent in the fourth quarter of 2004.  The decrease in gross profit as a percentage of net sales is due principally to increased material costs resulting from higher petroleum prices and to lower prices for PMC in certain European markets that had the effect of decreasing fourth-quarter 2005 net income per share by approximately $0.11 and $0.09, respectively.

          Selling, technical, general, and research expenses decreased 1.5 percent compared to the same period of 2004, but increased 1.5 percent excluding the effect of changes in currency translation rates.

          Operating income was $23.4 million in the fourth quarter of 2005, compared to $15.5 million in the fourth quarter of 2004.  Fourth-quarter 2005 operating income was reduced by expenses of $2.2 million from the residual effects of previous programs for consolidating manufacturing operations.  Operating income in the fourth quarter of 2004 included restructuring charges of $8.8 million.

          Interest expense, net, was $1.9 million in the fourth quarter of 2005, compared with $3.6 million in the same period of 2004.  The decrease is principally due to lower debt and interest rates in 2005.

          Income tax expense in the fourth quarter of 2005 was $3.6 million, reflecting adjustments to deferred tax valuation allowances that reduced income tax expense by $1.1 million.  These adjustments had a positive effect of $0.03 per share on net income.  In the fourth quarter of 2004, income tax expense was negative $3.3 million, reflecting adjustments during 2004 related to the favorable resolution of tax contingencies and a reduction in the annual tax rate, which were partially offset by adjustments to deferred tax valuation allowances.  The net effect of these adjustments reduced fourth-quarter 2004 income tax expense by $5.9 million and had a positive effect of $0.19 per share on net income.

          Full-year net sales were 6.4 percent higher than in 2004.  Excluding the effect of changes in currency translation rates, net sales were up 4.8 percent.  Following is a table of full-year net sales by segment and the effect of changes in currency translation rates:

	Net sales as reported Years ended December 31,		Increase in 2005 net sales due to changes in currency translation rates	Percent Change

(in thousands)	2005	2004		As Reported	Excluding Currency Rate Effect

Paper Machine Clothing	$741,628	$696,277	$12,395	6.5%	4.7%
Applied Technologies	120,595	110,752	2,278	8.9%	6.8%
Albany Door Systems	116,487	112,773	377	3.3%	3.0%
Total	$978,710	$919,802	$15,050	6.4%	4.8%

          For the full year, gross profit as a percentage of net sales was 40.1 percent in 2005, compared to 39.4 percent in 2004.  The increase is due principally to higher sales and the benefits derived from cost-reduction initiatives, which were partially offset by the previously mentioned factors that negatively affected the fourth quarter of 2005.

          Full-year operating income improved to $116.0 million in 2005, compared to 2004 operating income of $40.5 million after restructuring charges of $54.1 million.

          Full-year income tax expense in 2005 was $29.4 million as compared to $2.5 million in 2004 and the effective tax rate for the full year 2005 was 29.2 percent as compared to 19.9 percent in 2004.

          Liquidity and Capital Resources

          Net cash provided by operating activities was $25.9 million in the fourth quarter of 2005.  Excluding the effect of changes in currency translation rates, accounts receivable increased $4.3 million during the fourth quarter of 2005, and inventories decreased $1.7 million.

          For the full year, net cash provided by operating activities was $122.4 million.  As a result of strong cash generation, the Company’s balance sheet continued to strengthen, as Total Debt and the Leverage Ratio (both as defined in our principal credit agreement with banks) improved again.  Total Debt declined $13.7 million in the quarter and $72.0 million for the full year. The Leverage Ratio at the end of 2005 was 0.6, compared to 1.1 at the end of 2004.

          During the fourth quarter of 2005, the Company closed on a 10-year, $150 million borrowing from Prudential Capital Group.  Interest on the loan is fixed at 5.34 percent.

          Capital spending was $12.8 million during the fourth quarter of 2005 and totaled $43.3 million for the full year.  Depreciation was $51.3 million and amortization was $4.1 million for the full-year 2005, and is expected to be approximately $53 million and $4 million, respectively, in 2006.

          The Company currently expects that capital expenditures for ongoing operations will be approximately $50 million per year in 2006, 2007, and 2008. Also, the Company announced an additional strategic investment of $150 million for PMC growth projects in Asia and Latin America, approximately $40 million of which will be invested in 2006.  The balance of that investment will occur over the following three years, with the largest impact in 2007.

          During the quarter, the Board of Directors increased its authorization for the purchase of the Company’s Class A common stock to 3.5 million shares from the previous authorization of approximately 1.0 million shares.  The Board’s action authorizes management to purchase shares from time to time, in the open market or otherwise, at such prices as management considers to be advantageous to the Company’s shareholders.

          Comments on Operations

          President and CEO Joe Morone commented, “While we are not at all satisfied with the earnings for the quarter, we are encouraged by the strong net sales and cash generation, and the record sales and earnings for the year 2005.

          “Fourth-quarter earnings were positively affected by strong sales and negatively affected by lower operating margins in PMC primarily due to increased material costs resulting from higher petroleum prices, price competition in Europe, and expenses associated with the residual effects of previous programs for consolidating manufacturing operations.

          “On January 17, 2006, we announced a major strategic investment program for paper machine clothing growth.  Approximately $150 million will be invested over the next four years in the construction of a new PMC manufacturing facility in Hangzhou, China, in additional forming fabric capacity in Korea and Brazil, and in additional dryer fabric capacity in our plant in Panyu, China.  The new facility in Hangzhou will serve as the headquarters of the Pacific Business Corridor and will house world-class manufacturing operations for forming and press fabrics.  These investments reflect our commitment not only to reinvest in our core business, but also to preserve and extend our market leadership.

          “The Company also announced the strategic acquisition of Texas Composite Inc., a designer and manufacturer of lightweight, high-strength composite structures for aerospace applications.  The acquisition will complement our existing strength in advanced composites and will accelerate our growth in the aerospace market.  While the current investment is likely to be neutral to slightly dilutive to earnings in 2006, we expect it to be accretive in 2007. The purchase is expected to be completed in two separate transactions; the first has just been completed and the second will occur before year-end.  The acquisition reflects our confidence that our proprietary technology in advanced composites represents a sustainable basis for long-term competitive advantage.”

          Paper Machine Clothing

          This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products. This segment was formerly called “Engineered Fabrics.”

          Fourth-quarter net sales of PMC increased 4.2 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 6.5 percent.  Full-year net sales increased 6.5 percent and increased 4.7 percent excluding the effect of changes in currency translation rates.

          The decline in average prices and margins of PMC manufactured in Europe during the quarter was the result of aggressive pricing tactics by some European competitors, particularly in their home markets, and sales growth of PMC manufactured in Europe and sold into high-growth emerging markets that have lower average prices.

          Our new European management team, now firmly in place, is committed to applying the Albany Value Concept to European markets.  The Albany Value Concept is a strategy being successfully employed in the Americas to build leadership in highly competitive markets.

          Applied Technologies

          This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft(R)); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); industrial insulation products (High Performance Materials); and fabrics, wires, and belting products for the nonwovens and pulp industries (Engineered Products).

          Fourth-quarter Applied Technologies net sales increased 9.0 percent compared to the same period in 2004 and 11.0 percent excluding the effect of changes in currency translation rates.

          Led by strong performance in Engineered Products, PrimaLoft, and Techniweave, full-year net sales increased 8.9 percent and increased 6.8 percent excluding the effect of changes in currency translation rates.

          Albany Door Systems

          This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

          Fourth-quarter Door Systems net sales decreased 1.3 percent compared to the fourth quarter of 2004, but increased 4.7 percent excluding the effect of changes in currency translation rates.

          Full-year net sales increased 3.3 percent and increased 3.0 percent excluding the effect of changes in currency translation rates.  Earnings increased for both the quarter and the full-year due to strong sales in North America and global efficiency gains.

          Looking Ahead

          President and CEO Joe Morone continued, “The strong cash flow, and the sales gains in both PMC and the emerging businesses, validate our focus on growth.  European PMC pricing will continue to pressure margins through the next few quarters, even as our management team works to promote the Albany Value Concept in our European markets.

          “We expect margins to improve gradually later in the year as a number of internal initiatives begin to take hold, but the impact of increased material costs due to higher petroleum prices, which decreased the Company’s income during the fourth quarter by $0.11 per share, is expected to continue for the foreseeable future.

          “In addition, net sales and operating income are expected to be reduced for the first quarter of 2006 only, by $8 million and $3 million, respectively, due to an anticipated change in inventory practices associated with a major customer.

          “Longer term, the announced capital investments in PMC and in Applied Technologies are essential to our plans for strategic growth. The growth in paper and paperboard in Asia, especially in China, requires world-class support.  The new operations in Asia will provide the strongest local supply base of PMC products available to the industry.  We expect this investment will fuel significant long-term growth in PMC.

          “The investment in Texas Composite Inc. enhances our capability to serve the aerospace industry with high-value composite structures.  The Company’s emerging strength in aerospace composites offers the potential for significant growth in profit and cash flows, especially beginning in 2010, and represents an important first step in the evolution of Albany International into a family of advanced textiles and materials-based businesses.

          “Over the past five years, under the leadership of Frank Schmeler, Albany International took the difficult steps necessary to restructure the organization, strengthen the balance sheet, and position the company for long- term growth.  Now our focus is shifting from consolidation to growth, from inwardly oriented restructuring to outwardly oriented new market and business development.  The disappointing earnings of the past quarter are a stark reminder that the job of transformation is never complete.  But given the strength of our balance sheet and our market position, we enter the new year with a conviction that we can and will strengthen our market leadership in the short term while investing for growth in the long term, all the while continuing to provide attractive returns to our shareholders.”

          The Company plans a live web cast to discuss fourth-quarter and year-end 2005 financial results on Friday, January 27, 2006, at 9:00 a.m. Eastern Time. For access, go to http://www.albint.com.

          Albany International is the world’s largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its global customers.  Additional information about the Company and its businesses and products is available at http://www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures.  Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.  The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period.  That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, material and petroleum costs, growth, sales and earnings, markets, acquisitions, paper industry outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2004 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(in thousands except per share data)

Three Months Ended December 31,			Years Ended December 31,

(unaudited) 2005	(unaudited) 2004		(unaudited) 2005	2004

$247,910	$238,439	Net sales	$978,710	$919,802
155,051	143,542	Cost of goods sold	586,700	557,742
92,859	94,897	Gross profit	392,010	362,060
69,489	70,552	Selling, technical, general and research expenses	276,011	267,498
—	8,814	Restructuring, net	—	54,058
23,370	15,531	Operating income	115,999	40,504
1,921	3,563	Interest expense, net	10,583	14,636
3,737	3,359	Other expense, net	4,653	13,539
17,712	8,609	Income before income taxes	100,763	12,329
3,637	(3,303)	Income tax expense/(benefit)	29,420	2,450
14,075	11,912	Income before associated companies	71,343	9,879
9	131	Equity in earnings of associated companies	509	506
14,084	12,043	Net income	71,852	10,385
483,844	424,525	Retained earnings, beginning of period	434,057	433,407
(2,910)	(2,511)	Dividends declared	(10,891)	(9,735)
$495,018	$434,057	Retained earnings, end of period	$495,018	$434,057
		Earnings per share:
$0.44	$0.38	Basic	$2.25	$0.32
$0.43	$0.38	Diluted	$2.22	$0.31
32,306	31,467	Average number of shares used in basic earnings per share computations	31,921	32,575
32,745	32,066	Average number of shares used in diluted earnings per share computations	32,402	33,174
$0.09	$0.08	Dividends per share	$0.34	$0.30

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited) December 31, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$72,771	$58,982
Accounts receivable, net	132,247	144,950
Note receivable	17,827	18,955
Inventories	194,398	185,530
Deferred taxes	22,012	26,526
Prepaid expenses	7,892	8,867
Total current assets	447,147	443,810
Property, plant and equipment, net	335,446	378,170
Investments in associated companies	6,403	6,456
Intangibles	12,076	14,207
Goodwill	153,001	171,622
Deferred taxes	75,875	87,848
Cash surrender value of life insurance policies	37,778	34,583
Other assets	19,321	19,064
Total assets	$1,087,047	$1,155,760
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$6,151	$14,617
Accounts payable	36,775	43,378
Accrued liabilities	116,395	120,263
Current maturities of long-term debt	1,009	1,340
Income taxes payable and deferred	14,793	29,620
Total current liabilities	175,123	209,218
Long-term debt	162,597	213,615
Other noncurrent liabilities	144,905	147,268
Deferred taxes and other credits	29,504	34,882
Total liabilities	512,129	604,983
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,176,010 in 2005 and 33,176,872 in 2004	34	33
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,476 in 2005 and 2004	3	3
Additional paid in capital	319,372	296,045
Retained earnings	495,018	434,057
Accumulated items of other comprehensive income:
Translation adjustments	(71,205)	(11,711)
Derivative valuation adjustment	—	(2,785)
Pension liability adjustment	(40,340)	(38,369)
	702,882	677,273
Less treasury stock (Class A), at cost (5,050,159 shares in 2005 and 5,004,152 shares in 2004)	127,964	126,496
Total shareholders’ equity	574,918	550,777
Total liabilities and shareholders’ equity	$1,087,047	$1,155,760

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,

	2005	2004

OPERATING ACTIVITIES
Net income	$71,852	$10,385
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of associated companies	(509)	(506)
Depreciation	51,339	51,843
Amortization	4,106	3,372
Provision for deferred income taxes, other credits and long-term liabilities	10,787	(16,652)
Provision for write-off of equipment	2,827	17,099
Provision for impairment of investment	—	4,000
Increase in cash surrender value of life insurance	(2,171)	(1,958)
Change in unrealized currency transaction gains and losses	(4,520)	8,004
Gain on disposition of assets	—	(285)
Shares contributed to ESOP	5,357	5,505
Tax benefit of options exercised	3,469	1,473
Changes in operating assets and liabilities:
Accounts receivable	4,550	9,747
Note receivable	1,128	2,859
Inventories	(17,155)	642
Prepaid expenses	2,285	(300)
Accounts payable	(421)	3,029
Accrued liabilities	(445)	(5,518)
Income taxes payable	(5,617)	9,638
Other, net	(4,490)	(552)
Net cash provided by operating activities	122,372	101,825
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(43,293)	(57,129)
Purchased software	(2,533)	(879)
Proceeds from sale of assets	5,067	5,416
Cash received from life insurance policy terminations	—	863
Premiums paid for life insurance policies	(1,022)	(1,089)
Net cash used in investing activities	(41,781)	(52,818)
FINANCING ACTIVITIES
Proceeds from borrowings	176,430	68,005
Principal payments on debt	(235,455)	(60,724)
Purchase of treasury shares	(1,576)	(81,135)
Proceeds from options exercised	14,455	8,284
Debt issuance costs	—	(1,555)
Dividends paid	(10,489)	(9,570)
Net cash used in financing activities	(56,635)	(76,695)
Effect of exchange rate changes on cash flows	(10,167)	7,848
Increase/(decrease) in cash and cash equivalents	13,789	(19,840)
Cash and cash equivalents at beginning of year	58,982	78,822
Cash and cash equivalents at end of period	$72,771	$58,982

SOURCE  Albany International Corp.
          -0-                                                  01/26/2006
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing & Communications of Albany International Corp., +1-518-445-2214/
          /Web site:  http://www.albint.com /
          (AIN)